EXHIBIT (j)

ERNST & YOUNG

Ernst & Young LLP	Phone: (415) 894-8000
560 Mission Street - Suite 1600	www.ey.com
San Francisco, California 94105-2907

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in Post-Effective Amendment No. 15 under the Securities Act of 1933 and Amendment No. 16 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A, SEC File No. 333-103630 and 811-21316) and related Prospectuses and Statement of Additional Information of The Kensington Funds, and to the incorporation by reference therein of our report dated February 24, 2009, with respect to the financial statements and financial highlights included in its Annual Report for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Ernst & Young LLP

San Francisco, California

May 1, 2009